FEDERAL LIFE INSURANCE COMPANY

[3750 WEST DEERFIELD ROAD ● RIVERWOODS, ILLINOIS 60015]

[1-800-233-3750 ● www.federallife.com ● service@federallife.com]

INDIVIDUAL SINGLE PREMIUM VARIABLE DEFERRED

ANNUITY CONTRACT

Federal Life Insurance Company will provide the benefits described in the Contract. The Contract alone governs the rights of the parties.

All payments and values provided by this Contract, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.

Right to Examine and Cancel: You have the right to examine and to cancel the Contract. You may return the Contract within 10 days of the date it is received to either our Home Office or to the agent through whom it was purchased. If this Contract was a replacement of another annuity contract, then that period of time will be extended to 30 days. When we receive the Contract, we will cancel the Contract and refund the full Contract Value plus any fees or charges that were assessed since the Issue Date of this Contract.

This Contract, including this page and the following pages, and its attachments, including the copy of your application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties. This Contract is a legal contract and constitutes the entire legal relationship between you and us.

PLEASE READ THIS CONTRACT CAREFULLY. This document is a legal contract and sets forth all the rights and obligations for both you and us. IT IS, THEREFORE, IMPORTANT THAT YOU READ THIS CONTRACT CAREFULLY.

Executed for Federal Life on the Issue Date by:

/s/ Judy A. Manning Secretary	/s/ William S. Austin President

Individual Variable Deferred Annuity Contract  ●  Single Premium  ●  Death Benefit Available  ●

Waiver of Surrender Charge Benefit  ●  Annuity Income Options Available  ●  Non-Participating

ICC18 L-8176	Page 1	09-18

ICC18 L-8176	Page 2	09-18

CONTRACT SCHEDULE

CONTRACT NUMBER:	[123456789]	ISSUE DATE:	[07/01/2018]
PLAN TYPE	[NON-QUALIFIED, TRADITIONAL IRA, ROTH IRA]	MATURITY DATE:	[07/01/2063]
ISSUE STATE	[ILLINOIS]	PREMIUM TAX RATE	[0%]
PRODUCT CLASS:		[FEDERAL LIFE VARIABLE ANNUITY ACCOUNT – A]

OWNER:	[JOHN DOE]	SEX:	[M]	AGE AT ISSUE:	[50]
ANNUITANT:	[JOHN DOE]	SEX:	[M]	AGE AT ISSUE:	[50]
BENEFICIARY:	[JANE DOE]	SEX:	[F]	AGE AT ISSUE:	[50]

PREMIUMS

PREMIUM:	[$5,000]
MINIMUM PREMIUM	[$5,000 NON-QUALIFIED, $2,000 QUALIFIED]
MAXIMUM PREMIUM	[$5,000,000 WITHOUT PRIOR APPROVAL]

INITIAL PREMIUM ALLOCATIONS

[FEDERAL LIFE FIXED INCOME PORTFOLIO]	[50	%]
[FEDERAL LIFE EQUITY PORTFOLIO]	[50	%]

ASSET-BASED CHARGES

MORTALITY AND EXPENSE RISK CHARGE	[1.55	%]
ADMINISTRATION CHARGE	[0.15	%]

SURRENDER CHARGES

CONTRACT YEAR	1	2	3+
SURRENDER CHARGE PERCENTAGE	2%	1%	0%

IF YOU FULLY SURRENDER YOUR CONTRACT DURING THE FIRST 2 CONTRACT YEARS, THEN A SURRENDER CHARGE WILL BE ASSESSED. IF YOU SURRENDER AN AMOUNT IN EXCESS OF THE PENALTY-FREE PARTIAL SURRENDER LIMIT AFTER THE FIRST CONTRACT YEAR AND DURING THE FIRST 2 CONTRACT YEARS, THEN A SURRENDER CHARGE WILL BE ASSESSED ON THE EXCESS PARTIAL SURRENDER. PENALTY-FREE PARTIAL SURRENDERS ARE AVAILABLE ON OR AFTER THE FIRST CONTRACT ANNIVERSARY, FOR CUMULATIVE PARTIAL SURRENDER AMOUNTS WITHIN A CONTRACT YEAR TOTALING UP TO 10% OF THE CONTRACT VALUE ON THE PREVIOUS CONTRACT ANNIVERSARY.

IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:

FEDERAL LIFE INSURANCE COMPANY

[3750 W. DEERFIELD ROAD

RIVERWOODS, IL 60015

1-800-233-3750]

ICC18 L-8176(T)	Page 3A	10-18

CONTRACT SCHEDULE

PARTIAL SURRENDER LIMITS

MINIMUM CONTRACT VALUE AFTER PARTIAL SURRENDER	[$	5,000	]

TRANSFER LIMITS

MINIMUM TRANSFER AMOUNT	10	% OF CONTRACT VALUE
MINIMUM AMOUNT REMAINING IN SUB-ACCOUNT AFTER TRANSFER	10	% OF CONTRACT VALUE
MAXIMUM TRANSFERS PER YEAR	12

MINIMUM MONTHLY ANNUITY INCOME PAYMENT	$20

ASSUMED INVESTMENT RATE	[1.50	%]

IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:

FEDERAL LIFE INSURANCE COMPANY

[3750 W. DEERFIELD ROAD

RIVERWOODS, IL 60015

1-800-233-3750]

ICC18 L-8176(T)	Page 3B	10-18

CONTRACT SCHEDULE

Tables of Guaranteed Monthly Payments – Fixed Income Options

Option 1: Monthly Life Income per $1,000

Year of Annuitization	[2020		2025		2030		2035]
Age	Male	Female	Male	Female	Male	Female	Male	Female
60	[3.63	3.46	3.58	3.43	3.54	3.39	3.49	3.36	]
65	[4.20	3.98	4.13	3.93	4.08	3.89	4.02	3.85	]
70	[5.00	4.68	4.91	4.62	4.84	4.57	4.76	4.51	]
75	[6.20	5.72	6.08	5.63	5.97	5.56	5.86	5.48	]
80	[8.05	7.32	7.88	7.20	7.72	7.09	7.58	6.99	]
85	[10.99	9.83	10.77	9.68	10.57	9.53	10.37	9.39	]

Option 2: Monthly Life Income with 120 Monthly Income Payments Guaranteed per $1,000

Year of Annuitization	[2020		2025		2030		2035]
Age	Male	Female	Male	Female	Male	Female	Male	Female
60	[3.59	3.43	3.54	3.40	3.50	3.37	3.46	3.34	]
65	[4.12	3.92	4.06	3.88	4.01	3.84	3.96	3.80	]
70	[4.83	4.57	4.76	4.51	4.70	4.47	4.64	4.42	]
75	[5.78	5.43	5.70	5.37	5.63	5.32	5.55	5.26	]
80	[6.92	6.52	6.84	6.46	6.77	6.40	6.70	6.35	]
85	[7.98	7.63	7.94	7.58	7.89	7.54	7.85	7.50	]

Option 3: Monthly Joint and Survivor Income per $1,000

Year of Annuitization	[2020				2035
Female Age	60	65	70	75	60	65	70	75
Male Age
60	[3.06	3.23	3.37	3.47	3.00	3.16	3.28	3.36	]
65	[3.20	3.46	3.69	3.88	3.13	3.37	3.59	3.75	]
70	[3.30	3.64	4.00	4.34	3.22	3.55	3.88	4.19	]
75	[3.37	3.78	4.26	4.79	3.28	3.67	4.13	4.62	]

The guaranteed Fixed Payment Option purchase ratess shown above are based on an interest rate of [1.50%] and [the 2012 IAM Period Table with Projection Scale G2] mortality table. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown above.

IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:

FEDERAL LIFE INSURANCE COMPANY

[3750 W. DEERFIELD ROAD

RIVERWOODS, IL 60015

1-800-233-3750]

ICC18 L-8176(T)	Page 3C	10-18

CONTRACT SCHEDULE

Tables of Initial Monthly Payments – Variable Income Options

Option 1: Monthly Life Income per $1,000

Year of Annuitization	[2020		2025		2030		2035]]
Age	Male	Female	Male	Female	Male	Female	Male	Female
60	[3.63	3.46	3.58	3.43	3.54	3.39	3.49	3.36	]
65	[4.20	3.98	4.13	3.93	4.08	3.89	4.02	3.85	]
70	[5.00	4.68	4.91	4.62	4.84	4.57	4.76	4.51	]
75	[6.20	5.72	6.08	5.63	5.97	5.56	5.86	5.48	]
80	[8.05	7.32	7.88	7.20	7.72	7.09	7.58	6.99	]
85	[10.99	9.83	10.77	9.68	10.57	9.53	10.37	9.39	]

Option 2: Monthly Life Income with 120 Monthly Income Payments Guaranteed per $1,000

Year of Annuitization	[2020		2025		2030		2035]
Age	Male	Female	Male	Female	Male	Female	Male	Female
60	[3.59	3.43	3.54	3.40	3.50	3.37	3.46	3.34	]
65	[4.12	3.92	4.06	3.88	4.01	3.84	3.96	3.80	]
70	[4.83	4.57	4.76	4.51	4.70	4.47	4.64	4.42	]
75	[5.78	5.43	5.70	5.37	5.63	5.32	5.55	5.26	]
80	[6.92	6.52	6.84	6.46	6.77	6.40	6.70	6.35	]
85	[7.98	7.63	7.94	7.58	7.89	7.54	7.85	7.50	]

Option 3: Monthly Joint and Survivor Income per $1,000

Year of Annuitization	[2020				2035]
Female Age	60	65	70	75	60	65	70	75
Male Age
60	[3.06	3.23	3.37	3.47	3.00	3.16	3.28	3.36	]
65	[3.20	3.46	3.69	3.88	3.13	3.37	3.59	3.75	]
70	[3.30	3.64	4.00	4.34	3.22	3.55	3.88	4.19	]
75	[3.37	3.78	4.26	4.79	3.28	3.67	4.13	4.62	]

The initial payment rates under Variable Payment Options shown above are based on an interest rate of [1.50%] and [the 2012 IAM Period Table with Projection Scale G2] mortality table. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown above.

ICC18 L-8176(T)	Page 3D	10-18

IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:

FEDERAL LIFE INSURANCE COMPANY

[3750 W. DEERFIELD ROAD

RIVERWOODS, IL 60015

1-800-233-3750]

ICC18 L-8176(T)	Page 3D	10-18

Important Information

If you have questions or concerns regarding this Contract, you may contact your Federal Life agent. You may also contact Federal Life at our Home Office by phone, email or written correspondence.

If you have been unable to contact or obtain satisfaction from your Federal Life agent or from us, you may contact the insurance supervisory official in the jurisdiction where this Contract was issued. The phone numbers are shown below.

Alabama	[334-241-4141]	Missouri	[800-726-7390]
Alaska	[907-269-7900]	Montana	[800-332-6148]
Arizona	[800-325-2548]	Nebraska	[877-564-7323]
Arkansas	[800-852-5494]	Nevada	[800-992-0900]
California	[800-927-4357]	New Hampshire	[800-852-3416]
Colorado	[800-930-3745]	New Jersey	[800-446-7467]
Connecticut	[800-203-3447]	New Mexico	[800-947-4722]
Delaware	[800-282-8611]	North Carolina	[800-546-5664]
District of Columbia	[202-727-8000]	North Dakota	[800-247-0560]
Florida	[800-342-2762]	Ohio	[800-686-1526]
Georgia	[800-656-2298]	Oklahoma	[800-522-0071]
Hawaii	[808-586-2799]	Oregon	[888-877-4894]
Idaho	[800-721-3272]	Pennsylvania	[877-881-6388]
Illinois	[312-814-2420]	Rhode Island	[401-222-2246]
Indiana	[800-622-4461]	South Carolina	[800-768-3467]
Iowa	[877-955-1212]	South Dakota	[605-773-5369]
Kansas	[800-432-2484]	Tennessee	[800-342-4029]
Kentucky	[800-595-6053]	Utah	[800-252-3439]
Louisiana	[800-259-5300]	Virginia	[877-310-6560]
Maryland	[800-492-6116]	Washington	[800-562-6900]
Michigan	[877-765-8388]	West Virginia	[888-879-9842]
Minnesota	[651-296-4026]	Wisconsin	[800-236-8517]
Mississippi	[800-562-2957]	Wyoming	[800-438-5768]

When contacting your Federal Life agent, us, or the insurance supervisory official, please have the contract number for this Contract available.

FEDERAL LIFE INSURANCE COMPANY

[3750 W. DEERFIELD ROAD

RIVERWOODS, IL 60015

1-800-233-3750]

ICC18 L-8176	Page 4	09-18

Terms and Definitions

Accumulated Earnings: The Contract Value in excess of the Premium received by us and not yet returned to you.

Accumulation Unit: A unit of measure used to calculate the value of each Model Portfolio Investment prior to the Maturity Date.

Annuity Unit: A unit of measure used to calculate variable income payments.

Assumed Investment Rate: The assumed annual rate of return used to calculate the amount of the variable income payments.

Closing Price: The final price at which a security is traded on a given trading day during a regular trading session. It is published no less frequently than each Valuation Period.

Contract Anniversary: The same month and day as the Issue Date in each subsequent year the Contract is in force.

Contract Value: The sum of the values in the Sub-Accounts for any Valuation Period.

Contract Year: Any period of 12 months commencing with the Issue Date or any Contract Anniversary.

Home Office: Federal Life Insurance Company, [3750 W. Deerfield Road, Riverwoods, Illinois, 60015].

Issue Date: The date as of which the Premium is credited to the Contract and the date the Contract takes effect. This date is shown in the Contract Schedule.

Maturity Date: The date annuity payments are scheduled to begin. Annuity payments must begin no later than the first day of the first calendar month following the Annuitant’s 95th birthday.

Model Portfolio: An investment portfolio in which a corresponding Sub-Account invests. A Model Portfolio consists of a particular set of investments in specified proportions. The specified proportions are set by the Company and are maintained by periodic re-balancing.

Model Portfolio Investment: One of the investments comprising a Model Portfolio.

Net Investment Factor: a factor used to measure the investment performance of a Model Portfolio Investment from one Valuation Period to the next.

Penalty-free Partial Surrender: The amount of any partial surrender, up to the Penalty-free Partial Surrender Limit, that is not subject to any Surrender Charge.

Penalty-free Partial Surrender Limit: During a Contract Year this limit is equal to 10% of the Contract Value as of the previous Contract Anniversary.

Premium: The amount paid by the Owner and accepted by the Company as consideration for the Contract.

ICC18 L-8176	Page 5	09-18

Proof of Death: A certified copy of the death certificate of the measuring life, or other lawful evidence providing equivalent information. In addition, we may require the beneficiary to fill out our death claim form and provide us with other documents needed to pay out the Death Benefit.

Separate Account: An account that is established and maintained by Federal Life pursuant to the laws of the State of Illinois. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended.

Sub-Account: A subdivision of the Separate Account.

Surrender Charge: Surrender Charge is equal to the product of the amount surrendered in excess of any remaining Penalty-free Partial Surrender amount and the applicable surrender charge percentage shown in the Contract Schedule.

Surrender Value: The Surrender Value is equal to the Contract Value minus any Surrender Charges, fees or premium tax, if any.

Valuation Day: Each day the New York Stock Exchange is open for business.

Valuation Period: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

Written Notice: A notice or request submitted in writing in a form satisfactory to us that is received at our Home Office.

Parties to the Contract

Company: Federal Life Insurance Company. The Company is also referred to in this Contract as “Federal Life”, “we”, “us” and “our”.

Owner: The person who owns the Contract and is entitled to exercise all rights and privileges provided in the Contract. The Owner is also referred to in this Contract as “you” and “your”.

Change of Owner: The Owner may be changed by Written Notice. A change of Owner will automatically revoke any prior designation of Owner. The change will become effective as of the date the authorization request is signed, unless you specify otherwise. The Company will not be liable for any payment made or action taken before it records the change.

Annuitant: The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

Change of Annuitant: You may change the Annuitant by Written Notice prior to the Maturity Date. Any change of Annuitant is subject to the Company’s underwriting rules then in effect.

Beneficiary: The person who may receive the benefits of this Contract upon the death of the Owner or the Annuitant.

ICC18 L-8176	Page 6	09-18

Change of Beneficiary: Unless designated irrevocably, you may change the Beneficiary by Written Notice prior to the death of the Owner. An irrevocable Beneficiary is one whose written consent is needed before you can change the Beneficiary designation or exercise certain other rights. The change will become effective as of the date the authorization request is signed, unless you specify otherwise. The Company will not be liable for any payment made or action taken before it records the change.

Payee: The person designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless you designate another party as the Payee. You may change the Payee at any time.

General Provisions

Entire Contract: This Contract and its attachments, including the copy of your application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties.

Modification of the Contract: No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and where required we will obtain all necessary approvals, including yours.

Incontestability: We will not contest this Contract after it is issued.

Misstatement of Age or Sex: If the age or sex of the Owner, Annuitant or Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of the Annuitant may be required at any time, in a form satisfactory to us. When the age or sex of the Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by us as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract. The Company will credit underpayments and charge overpayments with interest at the rate of 1.5% compounded annually.

Assignment: You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment. Any claim made while the Contract is assigned is subject to proof of the nature and extent of the assignee’s interest prior to payment. The Assignment, unless otherwise specified by the Owner, shall take effect on the date that the notice of assignment is signed, subject to any payments made or actions taken by the Company prior to receipt of this notice.

Premium Tax: Premium tax will be deducted, if applicable. Premium tax may be deducted from the Premium(s) when accepted, from the Contract Value upon a full or partial surrender, from the Death Benefit, or from amounts applied to an Annuity Income Option, as required by applicable law, if any.

Protection of Proceeds: To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

ICC18 L-8176	Page 7	09-18

Non-Participating: This is a non-participating Contract. This Contract is not eligible for dividends from the Company, and it will not share in the surplus (divisible or otherwise) of the Company.

Receipt of Payment: If the Owner, Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make such payment to whoever has legally assumed her or his care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Evidence of Survival: If annuity payments depend on a person being alive, then we may require proof that person is still living before making annuity income payments.

Application of Law: The provisions of the Contract are to be interpreted in accordance with the Interstate Insurance Product Regulation Commission Uniform Standards, the Internal Revenue Code and applicable regulations.

Contract Settlement: We may require that the Contract be returned before making any annuity income payments or processing a full Surrender.

Minimum Values: The Contract Value, Surrender Value, and Death Benefit are not less than the minimum benefits required by the NAIC Variable Annuity Regulation, Section 7, Model 250.

Reports: At least once each Contract Year, we will mail to you a report of the values of this Contract. This report will include:

•	The beginning and end dates of the current report period;

•	The Contract Value, if any, at the beginning and end of the current report period;

•	The amounts credited or debited to the Contract Value during the current report period; and

•	Any other information required by law

The information will be as of a date not more than four months prior to the date of mailing. Additional reports will be provided upon your Written Notice at a charge no greater than $25.

Settlement: Benefits due under this Contract are payable from our Home Office and may be applied to any option we offer as set forth in Fixed and Variable Income Option Tables for such payments at the time the election is made. Unless directed otherwise by Written Notice, we will make payments according to the instructions contained in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.

Conformity with Commission Standards: This contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this contract that on the provision’s effective date is in conflict with Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Deferral of Payment: We may suspend or postpone payments for a surrender, transfer, or Death Benefit for any period when:

•	the New York Stock Exchange is closed,

•	when trading on the New York Stock Exchange is restricted,

ICC18 L-8176	Page 8	09-18

•

when an emergency exists and as a result the disposal of securities in the Variable Accounts is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Accounts, or

•	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.

Premium Provisions

Premium: The Premium must be paid to us on or before the Issue Date. It must be paid to us at our Home Office. It is subject to the limits shown in the Contract Schedule. Upon request, we will provide you with a receipt as proof of payment.

Allocation of Premium: We allocate the Premium to the various Sub-Accounts according to your initial allocation instructions on the application. Allocations must be made in increments of 10%.

No Default: You are not required to pay any more Premiums after the initial Premium is paid.

Separate Account

General Description: The benefits under the Contract are provided through the Federal Life Variable Annuity Separate Account, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Benefits provided by this Contract, when based upon the performance of the Separate Account, are variable and are not guaranteed as to fixed dollar amount. We own the assets in the Separate Account. The portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Separate Account shall be credited to or charged against the Separate Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Separate Account that are in excess of such reserves and other liabilities.

Sub-Accounts of the Separate Account: The Separate Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Issue Date are listed in the Contract Schedule. Each Sub-Account invests in a corresponding Model Portfolio. The income, dividends, and gains, if any, distributed from the Model Portfolio Investments will be reinvested by purchasing additional shares of the Model Portfolio Investments at their Closing Prices. You may change the allocation of the Contract Value among Sub-Accounts by requesting a transfer among Sub-Accounts. The resulting allocation to each Sub-Account must be a multiple of 10%. The allocation among Sub-Accounts is maintained by periodic re-balancing.

When permitted by law, we may:

•	add new Sub-Accounts to, or remove existing Sub-Accounts from the Separate Account, or combine Sub-Accounts;

ICC18 L-8176	Page 9	09-18

•	make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;

•	add new Model Portfolios, or remove existing Model Portfolios;

•	substitute a different Model Portfolio for any existing Model Portfolio if a particular Model Portfolio Investment is no longer available;

•	deregister the Separate Account under the Investment Company Act of 1940 if such registration is no longer required;

•	operate the Separate Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and

•	make any changes to the Separate Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The values and benefits of this Contract provided by the Separate Account depend on the investment performance of the Model Portfolios in which the Sub-Accounts invest. We do not guarantee the investment performance of the Model Portfolios. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

We reserve the right to deduct taxes attributable to the operation of the Separate Account.

Contract Value: At any time prior to the Maturity Date, the Contract Value is equal to:

•	the Premium allocated to the Separate Account; plus

•	other amounts applied to the Separate Account; plus or minus

•	investment performance; minus

•	the amount of any partial surrenders previously withdrawn from the Separate Account; minus

•	other charges, fees and premium tax previously deducted from the Separate Account.

The Contract Value equals the total of the Sub-Account values for any Valuation Period.

Amounts allocated to the Separate Account are used to purchase Accumulation Units of each Model Portfolio Investment in which each Sub-Account invests. The allocation among Sub-Accounts, the specified proportions of the Model Portfolio Investments in each Sub-Account, and the current Accumulation Unit value of each Model Portfolio Investment determine how many Accumulation Units of each Model Portfolio Investment are purchased.

To calculate the value of a Sub-Account, we calculate the value of each Model Portfolio Investment in the corresponding Model Portfolio and then add up these values. The value of each Model Portfolio Investment is the product of the number of Accumulation Units and the Accumulation Unit value for that Model Portfolio Investment as of the end of the Valuation Period for which the value is being determined. Events that will result in the cancellation of an appropriate number of Accumulation Units of each Model Portfolio Investment in a Model Portfolio include:

•	transfers from a different Sub-Account;

•	a full or partial surrender;

•	payment of the Death Benefit;

•	annuitization;

•	deduction of charges, fees or premium tax.

ICC18 L-8176	Page 10	09-18

Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.

Accumulation Unit Values: The Accumulation Unit value for any Model Portfolio Investment on any Valuation Day is determined by multiplying its Accumulation Unit value on the prior Valuation Day by its Net Investment Factor for the Valuation Period. A Net Investment Factor is determined for each Model Portfolio Investment for each Valuation Period. The Net Investment Factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease.

The Net Investment Factor for any Model Portfolio Investment for any Valuation Period is determined by dividing 1 by 2 and then subtracting 3 from the result, where:

1)	is equal to:

a)	the Closing Price per share of the Model Portfolio Investment, determined at the end of the applicable Valuation Period; plus

b)

the per share amount of any dividend paid or net capital gain distributions made by the Model Portfolio Investment, if the “ex-dividend” date occurs during the applicable Valuation Period; plus or minus

c)	a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Model Portfolio Investment.

2)	is the Closing Price per share of the Model Portfolio Investment, determined at the end of the preceding Valuation Period; and

3)	is the sum of the Mortality and Expense Risk Charge and the Administration Charge to be deducted from the Model Portfolio Investment for the number of days in the applicable Valuation Period.

Fees and Charges

Mortality and Expense Risk Charge: The Annual Mortality and Expense Risk Charge is shown in the Contract Schedule. The daily charge is the annual charge divided by the number of days in the year. It is deducted daily from the Accumulation Unit value of each Model Portfolio Investment. This deduction is made to compensate us for assuming the mortality and expense risks under this Contract.

Administration Charge: The Annual Administration Charge is shown in the Contract Schedule. The daily charge is the annual charge divided by the number of days in the year. It is deducted daily from the Accumulation Unit value of each Model Portfolio Investment. This deduction is made to reimburse us for certain expenses that are incurred in the administration of this Contract and the Separate Account.

Transfers

Transfers: Prior to the Maturity Date, you may instruct us to transfer amounts among the Sub-Accounts. The minimum transfer amount is shown in the Contract Schedule. If after the transfer, the amount remaining in any of the Sub-Accounts from which the transfer is made is less than $100, we may transfer the entire amount instead of the requested amount. The maximum number of transfers per Contract Year is shown in the Contract Schedule. We will not honor transfer requests when the transfer would be detrimental to any Fund, other Owners or the Separate Account. Transfers are re-allocations of the

ICC18 L-8176	Page 11	09-18

Contract Value among Sub-Accounts. Re-allocations must result in Sub-Account allocations that are multiples of 10% of Contract Value. Allocations of Contract Value among Sub-Accounts are maintained by periodic re-balancing.

Surrenders

Surrenders: You may request a full or partial surrender of your Contract Value at any time prior to the Maturity Date. The amount payable for a full or partial surrender will be based on values at the end of the Valuation Period in which the Company receives Written Notice.

Full Surrender: A full surrender is a withdrawal of the entire Surrender Value. The Surrender Value is equal to the Contract Value surrendered minus surrender charges, fees and premium tax, if any. A Full Surrender will take effect as of the end of the Valuation Period in which the Company receives Written Notice. This Contract will terminate upon a full surrender.

Partial Surrender: You may request a partial surrender prior to the Maturity Date provided that the Contract Value remaining after the partial surrender meets the minimum limits shown in the Contract Schedule. If the remaining Contract Value after a partial surrender is less than the minimum shown in the Contract Schedule, then we will treat the surrender request as a full surrender.

In the event of a partial surrender, the Contract Value will be reduced by the partial surrender amount requested. The Owner will receive the partial surrender amount that was requested, less any amount withheld for taxes, and less any applicable surrender charges. A partial surrender will take effect as of the end of the Valuation Period in which the Company receives Written Notice.

A partial surrender will result in the cancellation of Accumulation Units from each applicable Model Portfolio Investment such that the ratio that the value withdrawn from the Model Portfolio Investment bears to the total partial surrender is the same as the ratio that the Contract Value in the Model Portfolio Investment bears to the total Contract Value. You must specify in a notice to us from which Sub-Account(s) values are to be surrendered, if a different method is desired.

Surrender Charge: If a full or partial surrender is made, the Company may assess Surrender Charges based on the amount surrendered.

The Surrender Charge is equal to the product of the amount surrendered in excess of any remaining Penalty-free Partial Surrender amount and the applicable Surrender Charge Percentage shown in the Contract Schedule.

Penalty-free Partial Surrender: To be a Penalty-free Partial Surrender the following conditions must be met:

•	the Partial Surrender must be taken on or after the 1st Contract Anniversary; and

•	the cumulative Partial Surrender amounts within a Contract Year must not exceed the Penalty-free Partial Surrender Limit for that Contract Year.

During a Contract Year, the Penalty-free Partial Surrender Limit is equal to 10% of the Contract Value as of the previous Contract Anniversary. Amounts surrendered above the annual Penalty-free Partial Surrender Limit will not be penalty-free. We will calculate any penalty-free portion of a Partial Surrender before we

ICC18 L-8176	Page 12	09-18

calculate any portion that is not penalty-free. The Penalty-free Partial Surrender amount for a given Contract Year will be reduced by any previous partial surrender amounts taken in the same Contract Year. Any portion of the Penalty-free Partial Surrender that isn’t used in a Contract Year will not be available for use in future Contract Years.

Payment of Full or Partial Surrender: Your surrender request must be in writing. We will accept surrender requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us in writing with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

We will pay the amount of any surrender within seven (7) days of receipt of the notice in good order, except when the Company is allowed to defer payment according to the Deferral of Payment provision. If payment of the surrender proceeds is not made within 30 days of our receipt of your Written Notice, or if later, within 30 days of the surrender date you specify, the proceeds will be credited with interest from the date of surrender. The rate of interest will be set each year by us, but will not be less than any rate of interest required by law.

In no event will the amount payable on full surrender be less than the minimum nonforfeiture amount required by the NAIC Variable Annuity Regulation, Section 7, Model 250.

Death Benefit

Death of the Owner: If the Owner dies before the Maturity Date and while this Contract is in force, we will pay the Death Benefit to the Beneficiary. If the Owner dies on or after the Maturity Date, the Beneficiary will become the new Owner and any remaining payments must be distributed at least as rapidly as under the Annuity Income Option in effect at the time of the Owner’s death.

Death of the Annuitant: If the Annuitant is not the Owner and dies prior to the Maturity Date, then the Owner will become the new Annuitant, unless you designate otherwise.

Death Benefit: The Death Benefit is the Contract Value as of the end of the Valuation Period during which we receive due Proof of Death. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond the Owner’s death.

Payment of the Death Benefit: The Death Benefit will be paid out upon receipt of Proof of Death. The Death Benefit may be taken in one sum immediately and the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the entire interest in the Contract must be distributed under one of the following options:

•

the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the deceased Owner’s death; or

•	the entire interest must be distributed within 5 years of the deceased Owner’s death.

Prior to the distribution of the entire interest a Beneficiary will have all rights of Ownership to his or her interest. However, except as provided herein, such rights will not extend distribution beyond the limits stated above.

ICC18 L-8176	Page 13	09-18

If the Beneficiary is the deceased Owner’s spouse, the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the Contract and become the new Owner provided the deceased Owner’s spouse meets all the requirements in the “Change of Owner” provision. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse’s death, the Beneficiary may take the Death Benefit in one sum immediately and the Contract will terminate. If not taken in one sum immediately, the Death Benefit must be distributed to the Beneficiary as described above under “Payment of Death Benefit”.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually. The Death Benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We will endorse this Contract as necessary to conform to regulatory requirements. We will obtain all necessary regulatory approvals and will send you a copy of the endorsement.

Payment of Interest on Death Benefit: Conditional to the circumstances described in the Deferral of Payment provision, if the Death Benefit is taken in one sum, the Company must pay the Death Benefit to the Beneficiary within seven (7) days of receiving Proof of Death.

If the Death Benefit is not paid out within seven (7) days of receiving Proof of Death, interest shall accrue and be payable from the eighth day following the date that Proof of Death is received by the Company. Interest shall accrue at the rate or rates applicable to the contract for funds left on deposit or, if the Company has not established a rate for funds left on deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, the Company shall use the rate in effect on the date that Proof of Death is received by the Company.

We will also pay additional interest on the Proceeds at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of 1, 2 and 3 below to the date the claim is paid:

1)	The date that due proof of death is received by us;

2)	The date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate legal payee entitled to the proceeds; and

3)

The date that legal impediments to payment of proceeds that depend on action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to a) the establishment of guardianships and conservatorships; b) the appointment and qualification of trustees, executors and administrators; and c) the submission of information required to satisfy state and federal reporting requirements.

Suspension of Payment: Payment of the Death Benefit may be suspended or delayed under the circumstances described in the “Deferral of Payment” provision.

Annuitization

Maturity Date: The Maturity Date is shown in the Contract Schedule. You may change the Maturity Date if the following requirements are met:

•	the requested change is before the Maturity Date;

•	the change is made in writing and approved by us;

•	the new Maturity Date must be at least one year after the Issue Date; and

ICC18 L-8176	Page 14	09-18

•	the new Maturity Date is not later than the first day of the first calendar month after the Annuitant’s 95th birthday unless we agree to a later date in writing.

A change will become effective as of the date requested, but will not apply to any action taken by us before it is recorded at our Home Office. If the contract is tax-qualified, it will continue to be tax-qualified.

Annuity Income Payments: You may elect to receive Fixed Payments or Variable Payments.

Fixed Payments: Fixed Payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. Fixed Payments are not in any way dependent upon the investment experience of the Separate Account. Fixed Payments are based on the guaranteed interest rate and mortality table shown on Contract Schedule page 3C. Fixed Payments are also based on the available Contract Value, after the deduction of any applicable premium taxes. The Fixed Payment is equal to the appropriate rate from the Fixed Income Option Tables times the available Contract Value divided by 1,000. Only representative rates are shown in the tables on page 3C. Additional rates can be provided upon request. Fixed Payments will not be less than those provided by the application of the available Contract Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at the time to the same class of annuitants.

Variable Payments: Variable Payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.

The amount of the first Variable Payment depends on the Annuity Income Option elected, the calendar year at maturity, and the age and sex of the Annuitant. Contract Schedule page 3D contains representative values from the Variable Income Option Tables. The Tables show the dollar amount of the first monthly payment under each annuity income option for each $1,000 of value applied. The mortality and interest bases for the tables are also shown on page 3D.

The Assumed Investment Rate used in the Variable Income Option Tables will produce level annuity income payments if the annualized Net Investment Factor is always equal to the Assumed Investment Rate. Subsequent payments will be less than, equal to, or greater than the first payment depending upon whether the actual Net Investment Factor is less than, equal to, or greater than the Assumed Investment Rate.

The dollar amount of the first Variable Payment is determined by applying the available value, after the deduction of any applicable premium taxes, to the appropriate rate from the Variable Income Options Tables using the age and sex of the Annuitant(s). The dollar amount of the first payment is allocated among Model Portfolio Investments in each Sub-Account in proportion to the available value in each as of the date annuity payments are to begin to get the dollar amount for each Model Portfolio Investment. The number of Annuity Units for each Model Portfolio Investment is then determined by dividing the dollar amount of the first payment for the Model Portfolio Investment by the then current Annuity Unit value for the Model Portfolio Investment. Thereafter, the number of Annuity Units will remain unchanged during the period of the annuity payments, except due to transfers of Annuity Units among Sub-Accounts.

The dollar amount of the second and later Variable Payments is determined by first calculating the dollar amount of the payment for each Model Portfolio Investment as of the payment due date. This is equal to the number of Annuity Units for the Model Portfolio Investment calculated for the first payment above, times the Annuity Unit value of that Model Portfolio Investment as of the due date of that payment. The dollar amounts for all Model Portfolio Investments as of the payment due date are aggregated to get the dollar amount of the Variable Payment. This amount may increase or decrease from month to month.

ICC18 L-8176	Page 15	09-18

The value of an Annuity Unit for a Model Portfolio Investment is determined at the end of each Valuation Period. It is calculated by multiplying (1) by (2) and dividing that result by (3), where:

(1)	is the Annuity Unit value at the end of the previous Valuation period;

(2)	is the Net Investment Factor; and

(3)	is a factor to neutralize the Assumed Investment Rate

The Net Investment Factor is calculated as described above, in the description of the calculation of Accumulation Unit Values.

The factor to neutralize the Assumed Investment Rate is equal to (a) raised to the power of ((b) divided by (c)), where:

(a)	is one plus the Assumed Investment Rate;

(b)	is the number of days in the Valuation Period; and

(c)	is the number of days in the calendar year.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

You may transfer Annuity Units among Sub-Accounts. This is done by converting Annuity Units of all Model Portfolio Investments in a Sub-Account into a dollar amount using the Annuity Unit values for those Model Portfolio Investments on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of the Model Portfolio Investments in another Sub-Account using their Annuity Unit values for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated from the Annuity Units of the Model Portfolio Investments in either Sub-Account would be the same. The maximum number of transfers per Contract Year is shown in the Contract Schedule. Transfers involving Fixed Payments are not allowed. Transfer amounts must be multiples of 10% of the dollar value for all Sub-Accounts at the time of the transfer.

Selection of Annuity Income: You may select an Annuity Income Option below, with either Fixed Payments or Variable Payments, or change your selection by Written Notice not later than 30 days before the Maturity Date. If you have not selected an Annuity Income Option within 30 days prior to the Maturity Date, we will apply your Contract Value to the Life Annuity with 120 Monthly Income Payments Guaranteed Option assuming Fixed Payments only.

Annuity Income Options: You may select from among the Annuity Income Options listed below.

•	Life Income: The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

•

Life Income With 120 Monthly Income Payments Guaranteed: The amount to be paid under this option will be paid during the lifetime of the Annuitant with a guaranteed period of 120 months. If the Annuitant dies prior to the end of this guaranteed period, the Beneficiary will receive the remaining guaranteed payments.

•

Joint and Survivor Income: The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

Any Other Income Option: Payment options not set forth in the contract are available only if they are approved by both you and us. Amounts paid under such options are subject to the guaranteed interest rate and mortality basis described in the Guaranteed Purchase Rates section below. We may elect to make available an immediate annuity contract as a settlement option if requested by the Owner.

ICC18 L-8176	Page 16	09-18

Frequency and Amount of Payments: All Annuity Income Payments will be mailed within 10 business days of the scheduled payment date. Payments will be made based on the Annuity Income Option and the frequency of payments selected.

If the Annuity Income Payment at the Maturity Date would be less than the minimum amount shown in the Contract Schedule, we have the right to terminate this contract by paying you the Contract Value in one lump sum.

Guaranteed Purchase Rates: The guaranteed interest basis and mortality basis for Fixed Payments, which are not applicable to Variable Payments, are shown in the Contract Schedule. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown in the Contract Schedule. Annuity benefits available on the Maturity Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Maturity Date to the same class of Annuitants for the same Annuity Income Option.

Confirmation of Annuity Payments: Within 30 days of the Maturity Date we will issue a confirmation of the elected Annuity Income Option and the amount of each payment (or the amount of the first payment if Variable Payments have been elected).

ICC18 L-8176	Page 17	09-18